EXHIBIT 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ELDORADO RESORTS, INC.

ARTICLE I
CORPORATE NAME

The name of the corporation (the “Corporation”) is Eldorado Resorts, Inc.

ARTICLE II
PRINCIPAL OFFICE

The principal office and place of business of the Corporation shall be 345 North Virginia Street, Reno, Nevada 89501 or such other location in the State of Nevada as may be determined by the Board of Directors.

ARTICLE III
CORPORATE PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the provisions of Chapter 78 of the Nevada Revised Statutes (the “NRS”).

ARTICLE IV
CAPITALIZATION

A.                                    Authorized Shares.

The Corporation is authorized to issue one hundred million (100,000,000) shares of common stock having a par value of $0.00001 per share (hereinafter referred to as “Common Stock”).

B.                                    Fully Paid and Non-Assessable.

The shares of stock issued by the Corporation, after the amount of the subscription price has been fully paid, shall not be assessable or assessed for any purpose, and no stock issued as fully paid shall ever be assessable or assessed, and these Amended and Restated Articles of Incorporation (as amended from time to time, the “Articles”) shall not be amended in this particular.  No stockholder of the Corporation is individually liable for the debts or liabilities of the Corporation.

C.                                    Preemptive Rights.

No holder of shares of the Corporation shall be entitled as such, as a matter of right, whether preemptive, preferential or otherwise, to subscribe for, purchase or receive any shares of the Corporation, or any securities convertible into, exchangeable for, or carrying a right or option to purchase its shares, whether now or hereafter authorized and whether issued, sold or offered for sale by the Corporation for cash of other consideration or by way of dividend, split of shares or otherwise.  This provision shall be interpreted to deny preemptive or preferential rights to the maximum extent permitted under Nevada Law.

ARTICLE V
COMMON STOCK

A.                                    Election of Directors.

The holders of the issued and outstanding shares of Common Stock shall be entitled to notice of and to vote at any meeting of stockholders of the Corporation.  Subject to Section (b) of Article VI, at any such meeting at which the directors are elected, the holders of the Common Stock shall be entitled to elect the number of directors of the Corporation who are being elected at such meeting.  There shall be no right with respect to shares of stock of the Corporation to cumulate votes in the election of directors.

At all meetings of stockholders held for the purpose of electing directors, the presence, in person or by proxy, of the holders of shares representing a majority of the shares of the Common Stock entitled to vote thereat shall be required to constitute a quorum for the election of directors; provided, however, that in absence of a quorum, a majority of those holders of Common Stock who are present in person or by proxy shall have the power to adjourn the meeting for election of those directors, from time to time, without notice, other than announcement at the meeting, until the requisite number of holders of Common Stock shall be present in person or by proxy.

In the event of any vacancy among the directors elected, such vacancy may be filled by written consent or vote of a majority of the remaining directors.  The term of any director elected by the remaining directors will expire at the time that the term of the director who created the vacancy would have expired.

B.                                    Voting.

Except as otherwise provided by the NRS, each holder of Common Stock shall be entitled to one vote for each share held on all matters submitted to stockholders of the Corporation.

C.                                    Dividends.

Subject to other provisions of these Articles or the NRS, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

D.                                    Liquidation Rights.

In the event of the liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock shall share equally and ratably in the Corporation’s assets available for distribution.  A merger, conversion, exchange or consolidation of the Corporation with or into any other person or sale or transfer of all or any part of the assets of the Corporation which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders shall not be deemed to be a voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation.

ARTICLE VI
BOARD OF DIRECTORS

A.                                    Number of Directors.

The number of directors of the Corporation shall not be less than five (5) nor more than fifteen (15) until changed by amendment of these Articles.  The exact number of members constituting the Board of Directors shall be fixed from time to time within the limits specified in these Articles by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

B.                                    Election of Directors.

Directors shall be elected by the vote of the holders of Common Stock pursuant to Article V of these Articles and as set forth in the Bylaws of the Corporation.

C.                                    Term of Members of Board of Directors.

Each member of the Board of Directors shall serve for one year or until otherwise replaced.

D.                                    Removal of Directors.

Notwithstanding any other provision of these Articles or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law), any director or the entire Board of Directors may be removed from office, with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors cast at a meeting of the stockholders called for that purpose.

ARTICLE VII
DIRECTOR AND OFFICER LIABILITY

No director or officer of the Corporation shall be liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this provision shall not eliminate or limit the liability of a director or officer for:

1.                                      Acts of omission which involve intentional misconduct, fraud or a knowing violation of the law; or

2.                                      In the case of directors, the payment of dividends in violation of Section 78.300 of the NRS.

If the NRS are hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended.

Indemnification by the Corporation of directors, officers or other agents of the Corporation may be authorized by the Bylaws of the Corporation or by resolution of the Board of Directors, to the fullest extent permitted under Nevada law at the time such indemnification is granted.

The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation as they are incurred and in advance of final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that such director or officer is not entitled to be indemnified by the Corporation.

Any repeal or modifications of the forgoing provisions of this Article VII by the stockholders of the Corporation or of the indemnification provisions of the Bylaws by the Board of Directors or the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing prior to the time such repeal or modification becomes effective.  In the event of any conflict between the provisions of this Article VII and any other provision of these Articles, the terms and provisions of this Article VII shall control.

ARTICLE VIII
INCORPORATOR

(The name and address of the incorporator is intentionally omitted)

ARTICLE IX
EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE X
COMPLIANCE WITH GAMING LAWS

Section 1. Definitions.  For purposes of this Article X, the following terms shall have the meanings specified below:

(a)                                 “Affiliate” shall mean a Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, a specified Person.  For the purpose of this Section 1(a) of Article X, “control,” “controlled by” and “under common control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.  “Affiliated Companies” shall mean those partnerships, corporations, limited liability companies, trusts or other entities that are Affiliates of the Corporation, including, without limitation, subsidiaries, holding companies and intermediary companies (as those and similar terms are defined in the Gaming Laws of the applicable gaming Jurisdictions) that are registered or licensed under applicable Gaming Laws.

(b)                                 “Gaming” or “Gaming Activities” shall mean the conduct of gaming and gambling activities, or the use of gaming devices, equipment and supplies in the operation of a gaming establishment or other enterprise, including, without limitation, race books, sports pools, slot machines, gaming devices, lottery devices, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems and associated equipment and supplies.

(c)                                  “Gaming Authorities” shall mean all federal, state, local and other regulatory and licensing bodies and agencies with authority over Gaming within any Gaming Jurisdiction in which the Corporation or any of its Affiliated Companies do business.

(d)                                 “Gaming Laws” shall mean all laws, statutes, ordinances and regulations pursuant to which any Gaming Authority possesses regulatory and licensing authority over Gaming within any Gaming Jurisdiction, and all orders, decrees, rules and regulations promulgated by such Gaming Authority thereunder.

(e)                                  “Gaming Licenses” shall mean all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, concessions and entitlements issued by a Gaming Authority necessary for or relating to the conduct of Gaming Activities.

(f)                                   “Own,” “Ownership” or “Control” (and derivatives thereof) shall mean (i) ownership of record, (ii) “beneficial ownership” as defined in Rule 13d-3 promulgated by the United States Securities and Exchange Commission (as now or hereafter amended), or (iii) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or the disposition of Securities, by agreement contract, agency or other manner.

(g)                                 “Person” shall mean an individual, partnership, corporation, limited liability company, trust or any other entity.

(h)                                 “Redemption Date” shall mean the date specified in the Redemption Notice as the date on which the shares of the Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person are to be redeemed by the Corporation.

(i)                                    “Redemption Notice” shall mean that notice of redemption given by the Corporation to an Unsuitable Person or an Affiliate of an Unsuitable Person pursuant to this Article X.  Each Redemption Notice shall set forth (i) the Redemption Date, (ii) the number and type of shares of the Securities to be redeemed, (iii) the Redemption Price and the manner of payment therefor, (iv) the place where any certificates for such chares shall be surrendered for payment and (v) any other requirements of surrender of the certificates, including how they are to be endorsed, if at all.

(j)                                    “Redemption Price” shall mean the price to be paid by the Corporation for the Securities to be redeemed pursuant to this Article X, which shall be that price (if any) required to be paid by the Gaming Authority making the finding of unsuitability, or if such Gaming Authority does not require a certain price to be paid that amount determined by the Board of Directors to be the fair value of the Securities to be redeemed; provided, however, that the price per share represented by the Redemption Price shall in no event be in excess of the closing sales price per share of the shares on the principal national securities exchange on which such shares are then listed on the trading date on the day before the Redemption Notice is deemed given by the Corporation to the Unsuitable Person or Affiliate of an Unsuitable Person or, if such shares are not then listed for trading on any national securities exchange, then the closing sales price of such shares as quoted in the NASDAQ Market or SmallCap Market or, if the shares are not then so quoted, then the mean between the representative bid and the ask price as quoted by any other generally recognized reporting system.  The Redemption Price may be paid in cash, by promissory note, or both as required by the applicable Gaming Authority and, if not so required, as the Board of Directors determines.  Any Promissory note shall contain such terms and conditions as the Board of Directors determines necessary or advisable, including without limitation, subordination provisions, to comply with any law or regulation applicable to the Corporation or any Affiliate of the Corporation or to prevent a default under, breach of, event of default under or acceleration of any loan, Promissory note, mortgage, indenture, line of credit of other debt or financing agreement of the Corporation or any Affiliate of the Corporation.  Subject to the forgoing, the principal amount of the promissory note together with any unpaid interest shall be due and payable no later than the tenth anniversary of delivery of the note and interest on the unpaid principal thereof shall be payable annually in arrears at the rate of 2% per annum.

(k)                                 “Securities” shall mean the capital stock of the Corporation as described in Article IV hereof.

(l)                                    “Unsuitable Person” shall mean a Person who (i) is determined by a Gaming Authority to be unsuitable to Own or Control any Securities or unsuitable to be connected or affiliated with a Person engaged in Gaming Activities in a Gaming Jurisdiction, or (ii) causes the Corporation or any Affiliated Company to lose or to be threatened with the loss of any Gaming License, or (iii) in the sole discretion of the Board of Directors of the Corporation, is deemed likely to jeopardize the Corporation’s or any Affiliated Company’s application for, receipt of approval for, right to the use of, or entitlement to, any Gaming License.

Section 2.  Finding of Unsuitability.

(a)                                 The Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person shall be subject to redemption by the Corporation, out of funds legally available therefor, by action of the Board of Directors, to the extent deemed necessary or advisable by the Board of Directors.  If a Gaming Authority requires the Corporation, or the Board of Directors deems it necessary or advisable, to redeem any such Securities, the Corporation shall give a Redemption Notice to the Unsuitable Person or its Affiliate and shall purchase on the Redemption Date the number of Shares of the Securities specified in the Redemption Notice for the Redemption Price set forth in the Redemption Notice.  From and after the Redemption Date, such Securities shall no longer be deemed to be outstanding, such Unsuitable Person or any Affiliate of such Unsuitable Person shall cease to be a stockholder with respect to such shares and all rights of such Unsuitable Person or any Affiliate of such Unsuitable Person therein, other than the right to receive the Redemption Price, shall cease.  Such Unsuitable Person or its Affiliate shall surrender all certificates representing any shares to be redeemed in accordance with the requirements of the Redemption Notice.

(b)                                 Commencing on the date that a Gaming Authority serves notice of a determination of unsuitability or the Board of Directors determines that a Person is an Unsuitable Person, and until the Securities Owned or Controlled by such Person are Owned or Controlled by a Person who is not an Unsuitable Person, the Unsuitable Person or any Affiliate of an Unsuitable Person shall not be entitled to: (i) receive any dividend or interest with regard to the Securities, (ii) to exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such Securities, and such Securities shall not for any purposes be included in the shares of capital stock of the Corporation entitled to vote, or (iii) receive any remuneration in any form from the Corporation or any Affiliated Company for services rendered or otherwise.

Section 3.  Notices.  All notices given by the Corporation pursuant to this Article, including Redemption Notices, shall be in writing and may be given by mail, addressed to the Person at such Person’s address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed given personally or by telegram, facsimile, telex or cable.

Section 4.  Indemnification.  Any Unsuitable Person and any Affiliate of and Unsuitable Person shall indemnify and hold harmless the Corporation and its Affiliated Companies for any and all losses, costs and expenses, including attorney’s fees, incurred by the Corporation and its Affiliated Companies as a result of, or arising out of, such Unsuitable Person’s or Affiliate’s continuing Ownership or Control of Securities, the neglect, refusal or other failure to comply with the provisions of this Article X, or failure to promptly divest itself of any Securities when required by the Gaming Laws or this Article X.

Section 5.  Injunctive Relief.  The Corporation is entitled to injunctive or other equitable relief in any court of competent jurisdiction to enforce the provisions of this Article X and each holder of the Securities of the Corporation shall be deemed to have acknowledged, by acquiring the Securities of the Corporation, that the failure to comply with this Article X will expose the Corporation to irreparable injury for which there is not adequate remedy at law and that the Corporation is entitled to injunctive or other equitable relief to enforce the provisions of this Article.

Section 6.  Non-exclusivity of Rights.  The Corporation’s Rights of redemption provided in this Article X shall not be exclusive of any other rights the Corporation may have or hereafter acquire under any agreement, provision of the Bylaws or otherwise.

Section 7.  Further Actions.  Nothing contained in this Article X shall limit the Authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation or its Affiliated Companies from the denial or threatened denial or loss or threatened loss of any Gaming License of the Corporation or any of its Affiliated Companies.  Without limiting the generality of the forgoing, the Board of Directors may conform any provisions of this Article X to the extent necessary to make such a provision consistent with Gaming Laws.  In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations, and procedures of the Corporation not inconsistent with the express provisions of this Article X for the purpose of determining whether any Person is an Unsuitable Person and for the orderly application, administration and implementation of the provisions of this Article X.  Such procedures and regulations shall be kept on file with the Secretary of the Corporation, the Secretary of its Affiliated Companies and with the transfer agent, if any, of the Corporation and any Affiliated Companies, and shall be made available for inspection by the public and, upon request mailed to any holder of Securities.  The Board of Directors shall have exclusive authority and power to administer this Article X and to exercise all rights and powers specifically granted to the Board of Directors or the Corporation, or as may be necessary or advisable in the administration of this Article X.  All such actions which are done or made by the Board of Directors in good faith shall be final, conclusive and binding on the Corporation and all other Persons; provided, however¸ that the Board of Directors may delegate all or any portion of its duties and powers under this Article X to a committee of the Board of Directors as it deems necessary or advisable.

Section 8.  Severability.  If any provision of this Article X or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article X.

Section 9.  Termination and Waivers.  Except as may be required by any applicable Gaming Law or Gaming Authority, the Board of Directors may waive any of the rights of the Corporation or any restrictions contained in this Article X in any instance in which the Board of Directors determines that a waivers would be in the best interests of the Corporation.  The Board of Directors may terminate any rights of the Corporation or restrictions set forth in this Article X to the extent that the Board of Directors determines that any such termination is in the best interests of the Corporation.  Except as may be required by a Gaming Authority, nothing in this Article X shall be deemed or construed to require the Corporation to repurchase any Securities Owned or Controlled by an Unsuitable Person of an Affiliate of an Unsuitable Person.